[Letterhead of Crosby, Heafey, Roach & May]

                                               CHRM _Crosby, Heafey, Roach & May

                                  June 6, 2002

Enova Systems, Inc.
19850 South Magellan Drive
Torrance, CA  90502

        Re: Enova Systems, Inc.
            Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Enova Systems, Inc., a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to Six Million Three Hundred Thousand (6,300,000) shares of the Common Stock of the Company (the "Shares") to be sold for the account of a selling shareholder pursuant to a Registration Statement on Form S-1 (File No. 333-85308), filed with the Securities and Exchange Commission (the "SEC") on April 1, 2002, as amended from time to time (the "Registration Statement").

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

As such counsel, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined originals or copies of (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Bylaws of the Company; (iii) certain resolutions of the Board of Directors of the Company; and (iv) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of

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                   [Letterhead of Crosby, Heafey, Roach & May]

Enova Systems, Inc.
June 6, 2002
Page 2


officers of the Company and certificates of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

We have assumed the enforceability of the terms of the settlement agreement entered into at a mandatory conference settlement on November 9, 2001 before Judge Matthew Burns of the United States District Court for the Central District of California. We have also assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all such documentation submitted to us as copies and the truthfulness of all statements of facts contained therein.

Based on the foregoing and subject to the limitations set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been legally issued and are fully paid and nonassessable shares of the Common Stock of the Company.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of Regulation S-K.

The foregoing opinion is based on and limited to the General Corporation Law of the State of California and the relevant federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.

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                   [Letterhead of Crosby, Heafey, Roach & May]

Enova Systems, Inc.
June 6, 2002
Page 3

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                                    Very truly yours,


                                                    CROSBY, HEAFEY, ROACH & MAY,
                                                    PROFESSIONAL CORPORATION